Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Fourth Quarter and Full Year 2013 Financial and

Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EST, Today, Feb. 27, 2014 -

CHAPEL HILL, N.C. – Feb. 27, 2014 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the fourth quarter and full year ended Dec. 31, 2013. The company will host a conference call and webcast at 4:30 p.m. EST, today.

“2013 has been a year of significant achievement for Cempra through the advancement of our Phase 3 and Phase 2 clinical programs and the strengthening of our financial position,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “SOLITAIRE-Oral continues to enroll patients and we initiated our SOLITAIRE-IV trial in December. Also in December, we provided a positive update on the Taksta Phase 2 trial in prosthetic joint infections, or PJI, as well as the granting of Orphan Drug Status for Taksta for this indication by the FDA. Orphan Drug status may enable us to progress more rapidly toward filing an NDA, and strengthens our exclusivity position. Earlier in the year, we presented data on the solithromycin Phase 2 gonorrhea study in which 100 percent of patients with culture-proven infections were cured regardless of the site of infection. We also announced the results of the solithromycin hepatic insufficiency study in which solithromycin demonstrated safety and tolerability in patients with mild to severe liver disease, and recently announced the results from the Thorough QT study, where solithromycin demonstrated no QT effects.

“Also in 2013, we signed an exclusive license and development agreement for solithromycin for the Japanese market with Toyama Chemical Co., Ltd. Cempra received an upfront payment of $10 million, and could receive up to $60 million in milestone payments based on the achievement of certain objectives. We also were awarded a five-year contract with the Biomedical Advanced Research and Development Authority, or BARDA, valued at up to $58 million if all options are authorized by BARDA, for the development of solithromycin to treat infections in pediatric populations and for the treatment of infections by bioterror threat pathogens. The BARDA-funded work is ongoing. Finally, we strengthened our financial position through a public offering of Cempra’s common stock, from which we raised approximately $54.2 million after fees.”

Financial Results

Quarter ended Dec. 31, 2013 compared to quarter ended Dec. 31, 2012

Net loss in the quarter ended Dec. 31, 2013, was $16.8 million, or $0.51 per share, compared to a net loss of $6.6 million, or $0.27 per share, for the same period in 2012.

Revenue was $2.1 million from our contract with BARDA for the development of solithromycin to treat infections in pediatric populations and for the treatment of infections by bio-terror threat pathogens. Research and development expense in the quarter ended Dec. 31, 2013, was $15.7 million, an increase of 257% compared to the same quarter in 2012. The higher R&D expense was primarily due to our SOLITAIRE-Oral phase 3 trial and the initiation of the SOLITAIRE-IV phase 3 trial as well as pre-clinical studies related to the BARDA contract. General and administrative expense was $2.5 million, a 39% increase compared to the quarter ended Dec. 31, 2012, driven primarily by employee cost and professional service fees.

Year ended Dec. 31, 2013 compared to year ended Dec. 31, 2012

For the year ended Dec. 31, 2013, Cempra reported a net loss of $45.0 million, or $1.53 per share, compared to a net loss of $24.5 million, or $1.23 per share, for the comparable period in the year ended Dec. 31, 2012.

Revenue in 2013 was $7.8 million consisting of $4.3 million from a $10 million upfront payment from Toyama Chemical Co., Ltd, received during the second quarter, for an exclusive license and development agreement for solithromycin in Japan and $3.5 million for work performed under our BARDA contract. The remaining $5.7 million of the upfront payment from the agreement with Toyama was recorded as deferred revenue on the balance sheet. The majority of the deferred revenue would be recognized as solithromycin is launched.

Research and development expense was $41.3 million, an increase of 144% compared to the year ended Dec. 31, 2012. The increase was due to our ongoing SOLITAIRE-Oral phase 3 trial, the initiation of our SOLITAIRE-IV phase 3 trial, acquisition of clinical trial materials and pre-clinical studies related to the BARDA contract. Expenses also increased as we added personnel to our clinical team to manage our multiple ongoing trials and from stock compensation expenses. General & Administrative expense was $9.4 million, a 54% increase compared to the year ended Dec. 31, 2012 primarily due to increases in employee cost and professional service fees.

At Dec. 31, 2013, Cempra had cash and equivalents of $96.5 million. The increase compared to Dec. 31, 2012 was primarily due to proceeds from the public offering of common stock, the upfront payment from the Toyama agreement, payments for work under the BARDA contract and a $5 million draw on a venture debt arrangement less operating expenses incurred during the year.

Fourth Quarter 2013 and early 2014 Highlights

•	Initiated SOLITAIRE-IV, Cempra’s global solithromycin intravenous (IV)-to-oral Phase 3 clinical trial, in patients with CABP. SOLITAIRE-IV joins SOLITAIRE-Oral, the first global Phase 3 study of solithromycin in CABP patients

•	Reported positive results-to-date from the randomized open-label Phase 2 study designed to evaluate Taksta compared to the standard of care in patients with prosthetic joint infections

•	Taksta received orphan drug designation by the U.S. Food and Drug Administration (FDA) for the treatment of prosthetic joint infections

•	Reported results of an in vivo preclinical study suggesting that solithromycin may provide an effective antimicrobial approach for the prevention and treatment of intrauterine infections during pregnancy

•	David Moore joined Cempra as chief commercial officer

•	Solithromycin demonstrated no QT effects in a Thorough QT study

•	The BARDA-funded pediatric program was initiated by dosing of the first patient in a Phase 1 trial

Clinical program update

The company is focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, and Taksta™, the oral antibiotic being developed for staphylococcal infections. The company expects the following events to occur:

Solithromycin

4Q 14: Completion of SOLITAIRE-Oral Phase 3 patient enrollment

1Q 15: Report top-line data from SOLITAIRE-Oral Phase 3

Taksta

1H 14: Feedback obtained from the FDA on the Phase 3 plan for Taksta

Financial Guidance

Cempra expects its research and development expense to increase in the first half of the year due to the concurrent running of its two phase 3 programs for solithromycin as well as its other programs. The company’s cash and equivalents are expected to be sufficient to fund current operations through 2015, based on current assumptions. This projection does not include any funds from future financings or partnerships beyond the Toyama relationship.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Fourth Quarter and Full Year 2013 Financial Results Call, conference ID#: 2739816.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate, which is currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our anticipated capital expenditures and our estimates regarding our capital requirements; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and equivalents	$96,503	$70,109
Receivables	1,626	—
Prepaid expenses	408	265

Total current assets	98,537	70,374

Furniture, fixtures and equipment, net	138	43
Deposits	333	321

Total assets	$99,008	$70,738

LIABILITIES
Current liabilities
Accounts payable	$6,274	$2,172
Accrued expenses	392	342
Accrued payroll and benefits	1,043	604
Deferred revenue	32	—
Warrant liability	920	—
Current portion of long-term debt	2,201	2,227

Total current liabilities	10,862	5,345
Deferred revenue	5,633	—
Long-term debt	12,538	7,623

Total liabilities	$29,033	$12,968

Commitments and contingencies	—	—

Shareholders’ Equity
Common stock; $.001 par value; 80,000,000 shares authorized; 24,903,774 and 33,186,656 issued and outstanding at December 31, 2012 and December 31, 2013	33	25

Addition paid-in capital	236,202	178,971

Deficit accumulated during the development stage	(166,260)	(121,226)

Total shareholders’ equity	69,975	57,770

Total liabilities and shareholders’ equity	$99,008	$70,738

Condensed Consolidated Statements of Operations

(in thousands, except loss per share data)

	Three Months Ended Dec. 31
	2013	2012

Revenue
Contract research	2,073	—
License	—	—

Total revenue	$2,073	$—

Operating expenses
Research and development	15,683	4,413
General and administrative	2,538	1,825

Total operating expenses	18,221	6,238

Loss from operations	(16,148)	(6,238)

Other income (expense), net	(682)	(330)

Net loss and comprehensive loss	(16,830)	(6,568)

Accretion of redeemable convertible preferred shares	—	—

Net loss attributable to common shareholders	$(16,830)	$(6,568)

Basic and diluted net loss attributable to common shareholders per share	$(0.51)	$(0.27)

Basic and diluted weighted average shares outstanding	33,197	24,147

	Twelve Months Ended Dec. 31
	2013	2012
Revenue
Contract research	3,478	—
License	4,335	—

Total revenue	$7,813	$—

Operating expenses

Research and development	41,300	16,869
General and administrative	9,433	6,068

Total operating expenses	50,733	22,937

Loss from operations	(42,920)	(22,937)

Other income (expense), net	(2,115)	(1,289)

Net loss and comprehensive loss	(45,035)	(24,226)

Accretion of redeemable convertible preferred shares	—	(314)

Net loss attributable to common shareholders	$(45,035)	$(24,540)

Basic and diluted net loss attributable to common shareholders per share	$(1.53)	$(1.23)

Basic and diluted weighted average shares outstanding	29,450	19,883

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com